Exhibit 99.1

Wayside Technology Group, Inc. Reports 2016 Third Quarter Results

and Declares Quarterly Dividend

Q3 2016:
Revenue:	$99.6 million
Income from operations:	$2.0 million
Net income:	$1.4 million
Diluted earnings per share:	$0.31 per share

Dividend declared - $0.17 per share

EATONTOWN, NJ, October 27, 2016 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the third quarter ended September 30, 2016.  The results will be discussed in a conference call to be held on Friday, October 28, 2016 at 10:00 a.m. EDT.  The dial-in telephone number is (866)814-8482 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s website at www.waysidetechnology.com/earnings-call.

“We are pleased to report solid quarterly results as compared to a strong Q3 2015.” said Simon F. Nynens, Chairman and Chief Executive Officer. “We see opportunities for growth in the remainder of this year. We bought back a total of approximately 86,000 shares in the third quarter of 2016 and we still have approximately 278,000 shares of Common Stock available for future repurchase.  We will continue to buy back shares according to our 10-b5 Stock Repurchase Plan.”

Net sales for the third quarter ended September 30, 2016 increased 2% or $1.9 million to $99.6 million compared to $97.7 million for the same period in 2015. Total sales for the third quarter of 2016 for our Lifeboat Distribution segment were $91.1 million compared to $86.1 million in the third quarter of 2015, representing an increase of $5.0 million or 6%. Total sales for the third quarter of 2016 for our TechXtend segment were $8.5 million compared to $11.6 million in the third quarter of 2015, representing a decrease of $3.1 million or 27%.

The 6% increase in net sales for the Lifeboat Distribution segment resulted mainly from the addition of several key product lines and our ongoing strategy of strengthening our account penetration. This was partially offset by lower sales to certain resellers, resulting from changes in product mix upon annual contract renewals. The 27% decrease in net sales in the TechXtend segment was primarily due variability in larger software sales transactions, including extended payment terms sales, when compared to the third quarter of the prior year.

Cash and long term receivables amounted to $27.8 million, representing 73% of equity as of September 30, 2016. Working capital amounted to $28.8 million, representing 76% of equity as of September 30, 2016.

Gross Profit for the third quarter ended September 30, 2016 was $6.4 million, a 7% decrease compared to $6.9 million for the third quarter of 2015. Gross profit for our Lifeboat segment in the third quarter of 2016 was $5.4 million compared to $5.5 million for the third quarter of 2015, representing a 1% decrease.  Gross profit for our TechXtend segment in the third quarter of 2016 was $0.9 million compared to $1.4 million for the third quarter of 2015, representing a 33% decrease.

Gross profit margin (gross profit as a percentage of net sales) for the third quarter ended September 30, 2016 was 6.4% compared to 7.0% for the third quarter of 2015. Gross profit margin for our Lifeboat Distribution segment for the third quarter of 2016 was 6.0% compared to 6.4% for the third quarter of 2015. The decrease in gross profit margin for the Lifeboat Distribution segment was largely the result of a program change by one of our main vendors, which caused gross margins to decline by 1.8% for that line. Gross profit margin for our TechXtend segment for the third quarter of 2016 was 11.0% compared to 12.0% for the third quarter of 2015. The decrease in gross profit margin for the TechXtend segment was primarily caused by variability in gross profit margins on larger sales transactions, when compared to those in the same quarter last year.

Total selling, general, and administrative (“SG&A”) expenses for the third quarter of 2016 were $4.4 million compared to $4.6 million for the third quarter of 2015, representing a decrease of $0.3 million or 6%.  This decrease was primarily the result of lower bonus expense, partially offset by increased stock compensation and occupancy costs in 2016, compared to 2015. As a percentage of net sales, SG&A expenses for the third quarter of 2016 were 4.4% compared to 4.7% for the third quarter of 2015.

For the three months ended September 30, 2016, the Company recorded a provision for income taxes of $704,000 or 33.8% of income, compared to $805,000 or 34.1% of income for the same period in 2015.

Net income and diluted earnings per share for the third quarter of 2016 were $1.4 million and $0.31, respectively, compared to $1.6 million and $0.33, respectively, for the third quarter of 2015.

On October 25, 2016, the Board of Directors declared a quarterly dividend of $.17 per share of common stock payable November 18, 2016 to shareholders of record on November 8, 2016.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, CA Technologies, Dell/Dell Software, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Micro Focus, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

Michael.Vesey.@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2016	2015
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$20,958	$23,823
Accounts receivable, net	62,160	58,965
Inventory, net	1,903	1,954
Prepaid expenses and other current assets	1,197	989
Deferred income taxes	253	260
Total current assets	86,471	85,991

Equipment and leasehold improvements, net	1,793	362
Accounts receivable long-term	6,797	7,386
Other assets	125	82
Deferred income taxes	236	261

Total assets	$95,422	$94,082

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$57,643	$55,423
Total current liabilities	57,643	55,423

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,658,320 and 4,700,812 shares, Respectively	53	53
Additional paid-in capital	32,666	32,540
Treasury stock, at cost, 626,180 and 583,688 shares, respectively	(12,751)	(10,296)
Retained earnings	19,322	17,813
Accumulated other comprehensive loss	(1,511)	(1,451)
Total stockholders’ equity	37,779	38,659
Total liabilities and stockholders’ equity	$95,422	$94,082

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited )		(Unaudited )
Revenues
Lifeboat segment	$267,113	$250,287	$91,114	$86,082
TechXtend segment	31,054	32,027	8,472	11,571
Total Revenue	298,167	282,314	99,586	97,653

Cost of sales
Lifeboat segment	250,974	234,450	85,674	80,589
TechXtend segment	27,868	28,202	7,540	10,184
Total Cost of sales	278,842	262,652	93,214	90,773

Gross Profit	19,325	19,662	6,372	6,880

Operating expenses
Selling costs	6,995	7,484	2,336	2,572
Share- based compensation	1,168	797	329	263
Other general and administrative expenses	5,407	5,252	1,686	1,783
Total Selling, general and administrative expenses	13,570	13,533	4,351	4,618

Income from operations	5,755	6,129	2,021	2,262

Interest, net	183	297	58	100
Foreign currency translation	(1)	(9)	3	(4)
Income before provision for income taxes	5,937	6,417	2,082	2,358
Provision for income taxes	2,008	2,199	704	805

Net income	$3,929	$4,218	$1,378	$1,553

Income per common share - Basic	$0.87	$0.91	$0.31	$0.34
Income per common share - Diluted	$0.86	$0.90	$0.31	$0.33

Weighted average common shares outstanding - Basic	4,537	4,652	4,507	4,624
Weighted average common shares outstanding - Diluted	4,548	4,673	4,518	4,643